                                 SCHEDULE 14A
                                (Rule 14A-101)

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, For Use of the
     Commission Only (as permitted by
     Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-12.

                             QUALITY DINING, INC.
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               (Name of Registrant as Specified in Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4) Proposed maximum aggregate value of transaction:

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(5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

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[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

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(2) Form, Schedule or Registration Statement No.:

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(3) Filing Party:

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(4) Date Filed:

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

[LOGO OF QUALITY DINING, INC.]

Dear Fellow Shareholder:

  By now you should have received proxy materials from NBO, LLC for the Annual Meeting of Shareholders of the Company scheduled for March 7, 2000. NBO is recommending that you support their two candidates for Director as well as their non-binding proposal that we terminate our Shareholders Rights Plan. Your Board urges you to vote against NBO's proposals.

  THE BEST WAY TO SAFEGUARD YOUR INVESTMENT IN THE COMPANY IS TO SUPPORT YOUR BOARD AND MANAGEMENT BY SIGNING, DATING AND RETURNING THE ACCOMPANYING WHITE PROXY CARD. The Company recommends that you ignore NBO's GOLD Proxy Card.

  Your Board is committed to managing the Company with your best interests in mind. We believe that NBO is acting in its own self-interest. As you read all of the promises and claims that NBO makes in its proxy materials, pay close attention to its many admissions, disclaimers and omissions:

  . NBO states that the Company recently filled a vacancy on the Board after NBO indicated its intent to nominate Christopher G. Ellis to fill this vacancy at the 2000 annual meeting BUT fails to disclose that Mr. Ellis acted as the financial advisor to Nordahl L. Brue and Michael J. Dressel when the Company sold the bagel business to these individuals in 1997 pursuant to a share exchange agreement and that, less than 6 months ago, Mr. Brue and Mr. Dressell sued the Company and asserted claims in excess of $10 million in connection with alleged breaches by the Company of the share exchange agreement.

  . NBO claims that you will be given an opportunity to receive a premium for your shares over the current market price through a sale of the Company BUT admits that it has not "solicited any offers from any potential acquirors of the Company" and has not "made or undertaken any formal analyses" to support its claim.

  . NBO claims that the Company can be sold for a premium because its general and administrative expenses are too high, and that if these expenses were reduced the Company's equity value would increase, BUT admits that "no assurance can be given that the Company's expenses can be reduced... or, consequently, that the increases in valuation projected in our analysis could be produced."

  . NBO admits that "the Company is subject to a large amount of indebtedness," that an acquiror would "need to repay, finance or continue to make interest and principal payments on this indebtedness" and that "no assurance can be given that a potential acquiror would be able to do so or would wish to make an acquisition that would be subject to such debt burdens."

  . NBO insists that a sale of the Company to the highest bidder is the only practical opportunity for shareholders to obtain a significant premium over the current market price BUT admits that the NBO nominees could, "based upon their fiduciary duties and their evaluation of the Company's operations and future plans, decide to pursue another course of action" in the future.

  . NBO cautions that if its nominees for Director are elected "certain conflicts of interest could arise" and that "screening procedures or other procedural safeguards routinely adopted by boards of directors when conflicts of interests arise" may be needed.

  . NBO admits that its affiliates "might be viewed as competitors for site locations, which can be important business assets" for the Company.

  . NBO wants to terminate the Company's Shareholder Rights Plan BUT cautions that studies recognize that such plans are "associated with higher premiums to selling shareholders in takeovers" and that, if the Plan is terminated, the "Board's ability to adopt a poison pill to repel acquisition offers may be impeded."

   The vote of every shareholder is important. We ask you to sign, date and return the accompanying WHITE proxy card, using the enclosed postage-paid envelope. We urge you NOT to sign or return the GOLD proxy card sent to you by NBO.

  . If you have already completed a WHITE proxy card and returned it to the Board of Directors, we thank you for your support and your confidence in us.


  . If you have returned a GOLD proxy card to NBO, it is not too late to change your vote by signing, dating and returning the accompanying WHITE card.

                  PLEASE VOTE YOUR PROXY AS SOON AS POSSIBLE.

   We greatly appreciate your continued support.

                                          On Behalf of your Board of
                                           Directors,

                                          Daniel B. Fitzpatrick
                                          Chairman, President & CEO

February 16, 2000

  If you have any questions or need further assistance in voting your shares, please call:
                          17 State Street, 10th Floor
                              New York, NY 10004
                         Call Toll Free (800) 223-2064


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